UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                           FORM 12b-25
                                                  SEC FILE NUMBER
                   NOTIFICATION OF LATE FILING    811-3786
                                                  CUSIP NUMBER
                                                  287166 10 2

(Check One): __Form 10-K __Form 20-F __Form 11-K __Form 10-Q x Form N-SAR

  For Period Ended: December 31, 1995
  __Transition Report on Form 10-K
  __Transition Report on Form 20-F
  __Transition Report on Form 11-K
  __Transition Report on Form 10-Q
  __Transition Report on Form N-SAR
    For the Transition Period Ended:_______________________________

       Read Instruction (on back page) Before Preparing Form.
Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
_________________________________________________________________

PART I-REGISTRANT INFORMATION
_________________________________________________________________
FULL NAME OF REGISTRANT
        Elk Associates Funding Corporation
_________________________________________________________________
FORMER NAME IF APPLICABLE
_________________________________________________________________
ADDRESS OF PRINCIPAL EXECUTIVE OFFICE
        747 Third Avenue - 4th Floor
        New York, NY  10017
__________________________________________________________________
PART II-RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
 x   (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12-b25(c) has been attached if applicable.

PART III-NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      Registrant's N-SAR for the six month period ended December
31, 1995 could not be completed in time without unreasonable effort and expense.

PART IV-OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification
   C. Walter Stursberg, Jr.                (212) 922-1177

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                           x Yes         __No
__________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the
subject report or portion thereof?        __Yes           x No

___________________________________________________________________

               Elk Associates Funding Corporation
         (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 29, 1996    By    Ellen Walker, Vice President
                                  Ellen Walker, Vice President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
                          ATTENTION
 Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).


ELK\12B-25.F96